DEAN HELLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Articles of Incorporation (PURSUANT TO NRS 78)

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation	SUMMIT EXPLORATION INC,

2. Resident Agent Name
and Street Address:	Corporate Service Center, Inc.
(Must be a Nevada address	Name
where process may be served)
	5190 Neil Road, Ste 430	Reno	Nevada	89502-8535
	Street Address	City	State	Zip Code

	Optional Mailing Address	City	State	Zip Code

3. Shares:	Number of shares		Number of shares
(No of shares corporation	with par value:	Par value:	without par value:
authorized to issue)
	50,000,000 Common	$ 0.0001

4. Names &	Alan Hart
Addresses,	1. Name
of Board of
Directors/Trustees:	1067-88 Valley Road, RD 1	Wakefield, New Zealand	NZ	7181
(attach additional page	Street Address	City	State	Zip Code
there is more than 3
directors/trustees
Rory O'Byrne
2. Name

	4064 Huron Ave	Culver City	CA	90232
	Street Address	City	State	Zip Code

3. Name

	Street Address	City	State	Zip Code

5. Purpose	The purpose of this corporation shall be:
(Optional-See Instructions)

6. Names, Addresses	Rory O'Byrne	/s/ Rory O'Byrne
and Signature of	Name	Signature
Incorporator.
(attach additiona page	4064 Huron Ave	Culver City	CA	90232
there is more than 1	Address	City	State	Zip Code
incorporated)

7. Certificate of	I hereby accept appointment as Resident Agent for the above named corporation.
Acceptance of
Appointment of
Resident Agent:	DEBBIE MELIUS	February 23, 2006
	Authorized Signature of R.A. or On Behalf of R.A. Company	Date

This form must be accompanied by appropriate fees. See attached fee schedule.

ARTICLES OF INCORPORATION

OF

SUMMIT EXPLORATION INC,

* * * * *

FIRST

The name of the corporation is SUMMIT EXPLORATION INC,

SECOND

Its principal office in the state of Nevada is located at 5190 Neil Road, Suite 430, Reno, Nevada 89502. The name and address of its resident agent is Corporate Service Center, Inc. 5190 Neil Road, Suite 430, Reno, Nevada 89502.

THIRD

The purpose or purposes for which the corporation is organized:

To engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these articles of incorporation.

FOURTH

The amount of the total authorized capital stock of the corporation is consisting of Fifty Million (50,000,000) shares of common stock of the par value of $0.0001 each.

FIFTH

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

The names and addresses of the first board of directors are:

NAME	POST-OFFICE ADDRESS
Alan Hart	1067-88 Valley Road, RD1 Wakefield, 7181 New Zealand
Rory O'Byrne	4064 Huron Ave Culver City CA, 90232 USA

The number of members of the Board of Directors shall not be less than one nor more than thirteen.

SIXTH

The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

SEVENTH

The name and addresses of each of the incorporators signing the Articles of Incorporation are as follows:

NAME	POST-OFFICE ADDRESS
Rory O'Byrne	4064 Huron Ave Culver City, CA 90232 USA

EIGHTH

The corporation is to have perpetual existence.

NINTH

In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

TENTH

Meeting of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ELEVENTH

This corporation reserves the right to amend alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH

The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of February, 2006.

RORY O'BYRNE
Rory O'Byrne